Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of November 18, 2015 by and between the LifeMap Solutions, Inc. (“the Company”), a California corporation, and Robert W. Peabody ("Executive").

1.	Engagement; Position and Duties.

(a)                The Company agrees to employ Executive in the position described on Exhibit A (which Exhibit A is a part of this Agreement) effective as of the date of this Agreement. Executive shall perform the duties and functions described on Exhibit A and such other duties as the executive(s) to whom Executive reports or the Board of Directors of the Company may from time to time determine.  Executive shall devote Executive’s best efforts, skills, and abilities, on a full‑time basis, exclusively to the business of the Company and its Related Companies pursuant to, and in accordance with, business policies and procedures, as fixed from time to time by the Board of Directors (the “Policies”).  Executive covenants and agrees that Executive will faithfully adhere to and fulfill the Policies, including any changes to the Policies that may be made in the future.  Executive may be provided with a copy of the Company’s employee manual (the “Manual”) which contains the Policies.  The Company may change its Policies from time to time, in which case Executive will be notified of the changes in writing by a memorandum, a letter, or an update or revision of the Manual.

(b)                Performance of Services for Related Companies.  In addition to the performance of services for the Company, Executive shall, to the extent so required by the Company, also perform services for any parent or subsidiary of the Company ("Related Company"), provided that such services are consistent with the kind of services Executive performs or may be required to perform for the Company under this Agreement.  If Executive performs any services for any Related Company, Executive shall not be entitled to receive any compensation in addition to or in lieu of the compensation and remuneration provided under this Agreement on account of such services for the Related Company.  The Policies will govern Executive’s employment by the Company and any Related Companies for which Executive is asked to provide Services. In addition, Executive covenants and agrees that Executive will faithfully adhere to and fulfill such additional policies as may established from time to time by the board of directors of any Related Company for which Executive performs services, to the extent that such policies and procedures differ from or are in addition to the Policies adopted by the Company.

(c)                No Conflicting Obligations.  Executive represents and warrants to the Company and each Related Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would prohibit Executive, contractually or otherwise, from performing Executive’s duties as under this Agreement and the Policies.

(d)                No Unauthorized Use of Third Party Intellectual Property.  Executive represents and warrants to the Company and each Related Company that Executive will not use or disclose, in connection with Executive’s employment by the Company or any Related Company, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that the Company or a Related Company holds a valid license or other written permission for such use from the owner(s) thereof.  Executive represents and warrants to the Company and each Related Company that Executive has returned all property and confidential information belonging to any prior employer.

2.	Compensation

(a)                Salary.  During the term of this Agreement, the Company shall pay to the Executive the salary shown on Exhibit A.  Executive's salary shall be paid in equal semi-monthly installments, consistent with the Company's regular salary payment practices.  Executive's salary may be increased from time-to-time by the Company, in the Company’s sole and absolute discretion, without affecting this Agreement.

(b)                Bonus.  Executive may be eligible for an annual bonus, as may be approved by the Board of Directors in its discretion, based on Executive's performance and achievement of goals or milestones set by the Board of Directors from time to time.  Executive agrees that the Board of Directors of the Company may follow the recommendations of the Compensation Committee of the board of directors of the Company’s parent company in determining whether to a award bonus or to establish performance goals or milestones.  Executive also agrees that the Board of Directors and the Company are not obligated to adopt any bonus plan, to maintain in effect any bonus plan that may now be in effect or that may be adopted during the term of Executive’s employment, or to pay Executive a bonus unless a bonus is earned under the terms and conditions of any bonus plan adopted by the Company.

(c)                Expense Reimbursements. The Company or a Related Company shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties under this Agreement, subject to the Policies and procedures in effect from time to time, and provided that Executive submits supporting vouchers.  Executive will be based in Texas and will commute at the Company’s expense to the Company offices in San Jose and NYC when required.

(d)                Benefit Plans.  Executive may be eligible (to the extent Executive qualifies) to participate in certain retirement, pension, life, health, accident and disability insurance, stock option plan or other similar employee benefit plans which may be adopted by the Company (or a Related Company) for its employees. the Company and the Related Companies have the right, at any time and without any amendment of this Agreement, and without prior notice to or consent from Executive, to adopt, amend, change, or terminate any such benefit plans that may now be in effect or that may be adopted in the future, in each case without any further financial obligation to Executive.  Any benefits to which Executive may be entitled under any benefit plan shall be governed by the terms and conditions of the applicable benefit plan, and any related plan documents, as in effect from time to time.  If Executive receives any grant of stock options or restricted stock under any stock option plan or stock purchase plan of the Company or any Related Company, the terms and conditions of the stock options or restricted stock, and Executive’s rights with respect to the stock options or restricted stock, shall be governed by (i) the terms of the applicable stock option or stock purchase plan, as the same may be amended from time to time, and (ii) the terms and conditions of any stock option agreement or stock purchase agreement and related agreements that Executive may sign or be required to sign with respect to the stock options or restricted stock.

(e)                Vacation; Sick Leave.  Executive shall be entitled to the number of days of vacation and sick leave (without reduction in compensation) during each calendar year shown on Exhibit A or as may be provided by the Policies.  Executive’s vacation shall be taken at such time as is consistent with the needs and Policies of the Company and its Related Companies.  All vacation days and sick leave days shall accrue annually based upon days of service.  Executive’s right to leave from work due to illness is subject to the Policies and the provisions of this Agreement governing termination due to disability, sickness or illness.  The Policies governing the disposition of unused vacation days and sick leave days remaining at the end of the Company's fiscal year shall govern whether unused vacation days or sick leave days will be paid, lost, or carried over into subsequent fiscal years.

3.                   Competitive Activities. During the term of Executive's employment, and for six months thereafter, Executive shall not, for Executive or any third party, directly or indirectly employ, solicit for employment or recommend for employment any person employed by the Company or any Related Company.  During the term of Executive's employment, Executive shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of the Company or any Related Company.  Executive acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of the Company's or a Related Company's Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of the Company or a Related Company.  Executive has accepted the limitations of this Section as a reasonably practicable and unrestrictive means of preventing such use or disclosure of Confidential Information and preventing such competitive harm.

4.	Inventions/Intellectual Property/Confidential Information

(a)                As used in this Agreement, “Intellectual Property” means any and all inventions, discoveries, formulas, improvements, writings, designs, or other intellectual property.  Any and all Intellectual Property relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed, or researched by the Company, or any Related Company, which Executive may conceive or make while performing services for the Company or a Related Company shall be the sole and exclusive property of the Company or the applicable Related Company.  Executive hereby irrevocably assigns and transfers to the Company, or a Related Company, all rights, title and interest in and to all Intellectual Property that Executive may now or in the future have under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  the Company and the Related Companies will be entitled to obtain and hold in their own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property.

(b)                Moral Rights.  To the extent allowed by law, the rights to Intellectual Property assigned by Executive to the Company or any Related Company includes all rights of paternity, integrity, disclosure and withdrawal, and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent Executive retains any such Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or a Related Company and agrees not to assert any Moral Rights with respect thereto.  Executive shall confirm in writing any such ratifications, consents, and agreements from time to time as requested by the Company or Related Company.

(c)                Execution of Documents; Power of Attorney.  Executive agrees to execute and sign any and all applications, assignments, or other instruments which the Company or a Related Company may deem necessary in order to enable the Company or a Related Company, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the Intellectual Property, or in order to assign or convey to, perfect, maintain or vest in the Company or a Related Company the sole and exclusive right, title, and interest in and to the Intellectual Property.  If the Company or a Related Company is unable after reasonable efforts o secure Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Executive’s incapacity or any other reason whatsoever, Executive hereby designates and appoints the Company or any Related Company or its designee as Executive’s agent and attorney-in-fact, to act on Executive’s behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s or a Related Company’s rights in the Intellectual Property.  Executive acknowledges and agrees that such appointment is coupled with an interest and is irrevocable.

(d)                Disclosure of Intellectual Property.  Executive agrees to disclose promptly to the Company or a Related Company all Intellectual Property which Executive may create or conceive solely, jointly, or commonly with others.  This paragraph is applicable whether or not the Intellectual Property was made under the circumstances described in paragraph (a) of this Section.  Executive agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related Intellectual Property is the property of the Company or a Related Company.

(e)                Limitations.  The obligations provided for by this Section 4, except for the requirements as to disclosure in paragraph 4(d), do not apply to any rights Executive may have acquired in connection with Intellectual Property for which no equipment, supplies, facility, or trade secret information of the Company or a Related Company was used and which was developed entirely on the Executive’s own time and (i) which at the time of conception or reduction to practice does not relate directly or indirectly to the business of the Company or a Related Company, or to the actual or demonstrable anticipated research or development activities or plans of the Company or a Related Company, or (ii) which does not result from any work performed by Executive for the Company or a Related Company.  All Intellectual Property that (1) results from the use of equipment, supplies, facilities, or trade secret information of the Company or a Related Company; (2) relates, at the time of conception or reduction to practice of the invention, to the business of the Company or a Related Company, or actual or demonstrably anticipated research or development of the Company or a Related Company; or (3) results from any work performed by Executive for the Company or a Related Company shall be assigned and is hereby assigned to the Company or the applicable Related Company.  The parties understand and agree that this limitation is intended to be consistent with California Labor Code, Section 2870, a copy of which is attached as Exhibit B.  If Executive wishes to clarify that something created by Executive prior to Executive’s employment by the Company or a Related Company that relates to the actual or proposed business of the Company or a Related Company is not within the scope of this Agreement, Executive has listed it on Exhibit C in a manner that does not violate any third party rights.

(f)                Confidential and Proprietary Information.  During Executive’s employment, Executive will have access to trade secrets and confidential information of the Company and one or more Related Companies.  Confidential Information means all information and ideas, in any form, relating in any manner to matters such as: products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans; the identity, expertise, and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; and financial information.  Confidential Information also shall include any information of any kind, whether belonging to the Company, a Related Company, or any third party, that the Company or a Related Company has agreed to keep secret or confidential under the terms of any agreement with any third party.  Confidential Information does not include:  (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure by Executive; (ii) information that was rightfully in Executive's possession prior to Executive’s employment with the Company and was not assigned to the Company or a Related Company or was not disclosed to Executive in Executive’s capacity as a director or other fiduciary of the Company or a Related Company; or (iii) information disclosed to Executive, after the termination of Executive’s employment by the Company, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from the Company or a Related Company, and who is not subject to an obligation to keep such information confidential for the benefit of the Company, a Related Company, or any third party with whom the Company or a Related Company has a contractual relationship.  Executive understands and agrees that all Confidential Information shall be kept confidential by Executive both during and after Executive’s employment by the Company or any Related Company.  Executive further agrees that Executive will not, without the prior written approval by the Company or a Related Company, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of Executive’s employment or at any time thereafter, except as required by the Company or a Related Company in the course of Executive’s employment.

5.                   Termination of Employment.  Executive understands and agrees that Executive’s employment has no specific term.  This Agreement, and the employment relationship, are "at will" and may be terminated by Executive or by the Company (and the employment of Executive by any Related Company may be terminated by the Related Company) with or without cause at any time by notice given orally or in writing.  Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination of Executive's employment, the Company and the Related Companies shall have no further obligation to Executive by way of compensation or otherwise as expressly provided in this Agreement or in any separate employment agreement that might then exist between Executive and a Related Company.

(a)                  Payments Due Upon Termination of Employment.  Upon termination of Executive's employment with the Company and all Related Companies at any time and for any reason, Executive will be entitled to receive only the severance benefits set forth below, but Executive will not be entitled to any other compensation, award, or damages with respect to Executive’s employment or termination of employment.

(i)          Termination for Cause, Death, Disability, or Resignation.  In the event of the termination of Executive’s employment by the Company for Cause, or termination of Executive’s employment as a result of death, Disability, or resignation, Executive will be entitled to receive payment for all accrued but unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of termination of Executive’s employment.  Executive will not be entitled to any cash severance benefits or additional vesting of any stock options or other equity or cash awards.

(ii)         Termination Without Cause.  In the event of  termination of Executive’s employment by the Company without Cause after 12 months of employment, Executive will be entitled to (A) the benefits set forth in paragraph (a)(i) of this Section, and (B) payment in an amount equal to: six months’ base salary, which may be paid in a lump sum or, at the election of the Company, in installments consistent with the payment of Executive's salary while employed by the Company, subject to such payroll deductions and withholdings as are required by law, and (C) payment, for a period of six months, of any health insurance benefits that Executive was receiving at the time of termination of Executive’s employment, under a the Company employee health insurance plan subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and (D) accelerated vesting of fifty percent (50%) of any then unvested stock options as may have been granted to Executive by the Company.  This paragraph shall not apply to (x) termination of Executive’s employment by a Related Company if Executive remains employed by the Company, or (y) termination of Executive’s employment by the Company if Executive remains employed by a Related Company.

(iii)        Change of Control.  In the event the Company (or any successor in interest to the Company that has assumed the Company's obligation under this Agreement) terminates Executive's employment without Cause within twelve (12) months following a Change in Control, Executive will be entitled to (A) the benefits set forth in paragraph (a)(i) of this Section, and (B) a lump sum payment of an amount equal to twelve months base salary, which shall be paid in a lump sum, subject to such payroll deductions and withholdings as are required by law, and (C) payment, for a period of twelve months, of any health insurance benefits that Executive was receiving at the time of termination of Executive’s employment under a the Company employee health insurance plan subject to COBRA. This paragraph shall not apply to (x) termination of Executive’s employment by a Related Company if Executive remains employed by the Company or a successor in interest, or (y) termination of Executive’s employment by the Company or a successor in interest if Executive remains employed by a Related Company.

(b)                 Release.  Any other provision of this Agreement notwithstanding, paragraphs (a)(ii) and (a)(iii) of this Section shall not apply unless the Executive (i) has executed a general release of all claims against the Company or its successor in interest and the Related Companies (in a form prescribed by the Company or its successor in interest),  (ii) has returned all property in the Executive's possession belonging the Company or its successor in interest and any Related Companies, and (iii) if serving as a director of the Company or any Related Company, has tendered his written resignation as a director as provided in Section 7.

(c)                 Definitions.  For purposes of this Section, the following definitions shall apply:

(i)          "Affiliated Group" means (A) a Person and one or more other Persons in control of, controlled by, or under common control with such Person; and (B) two or more Persons who, by written agreement among them, act in concert to acquire Voting Securities entitling them to elect a majority of the directors of the Company.

(ii)         "Cause" means: (A) the failure to properly perform Executive's job responsibilities, as determined reasonably and in good faith by the Board of Directors; (B) commission of any act of fraud, gross misconduct or dishonesty with respect to the Company or any Related Company; (C) conviction of, or plea of guilty or "no contest" to, any felony, or a crime involving moral turpitude; (D) breach of any provision of this Agreement or any provision of any proprietary information and inventions agreement with the Company or any Related Company; (E) failure to follow the lawful directions of the Board of Directors of the Company or any Related Company; (F) chronic alcohol or drug abuse; (G) obtaining, in connection with any transaction in which the Company, any Related Company, or any of the Company’s affiliates is a party, a material undisclosed financial benefit for Executive or for any member of Executive’s immediate family or for any corporation, partnership, limited liability company, or trust in which Executive or any member of Executive’s immediate family owns a material financial interest; or (H) harassing or discriminating against, or participating or assisting in the harassment of or discrimination against, any employee of the Company (or a Related Company or an affiliate of the Company) based upon gender, race, religion, ethnicity, or nationality.

(iii)        "Change of Control" means (A) the acquisition of Voting Securities of the Company by a Person or an Affiliated Group entitling the holder thereof to elect a majority of the directors of the Company; provided, that an increase in the amount of Voting Securities held by a Person or Affiliated Group who on the date of this Agreement owned beneficially owned (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder) more than 10% of the Voting Securities shall not constitute a Change of Control; and provided, further, that an acquisition of Voting Securities by one or more Persons acting as an underwriter in connection with a sale or distribution of such Voting Securities shall not constitute a Change of Control under this clause (A); (B) the sale of all or substantially all of the assets of the Company; or (C) a merger or consolidation of the Company with or into another corporation or entity in which the stockholders of the Company immediately before such merger or consolidation do not own, in the aggregate, Voting Securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliated Group) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity); provided, however, that in no event shall any transaction described in clauses (A), (B) or (C) be a Change of Control if all of the Persons acquiring Voting Securities or assets of the Company or merging or consolidating with the Company are one or more Related Companies.

(iv)         "Disability" shall mean Executive's inability to perform the essential functions of Executive’s job responsibilities for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period.

(v)          "Person" means any natural person or any corporation, partnership, limited liability company, trust, unincorporated business association, or other entity.

(vi)         "Voting Securities" means shares of capital stock or other equity securities entitling the holder thereof to regularly vote for the election of directors (or for person performing a similar function if the issuer is not a corporation), but does not include the power to vote upon the happening of some condition or event which has not yet occurred.

6.                 Turnover of Property and Documents on Termination.  Executive agrees that on or before termination of Executive’s employment, Executive will return to the Company and all Related Companies all equipment and other property belonging to the Company and the Related Companies, and all originals and copies of Confidential Information (in any and all media and formats, and including any document or other item containing Confidential Information) in Executive's possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing Confidential Information) in Executive's possession or control:  (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, job or laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of the Company and any Related Companies; (d) any and all Intellectual Property developed by Executive during the course of employment; and (e) the Manual and memoranda related to the Policies.

7.                 Resignation as a Director on Termination of Employment.  If Executive’s employment by the Company is terminated for any reason or for no reason, whether by way of resignation, Disability, or termination by the Company with or without Cause, and if Executive is then a member of the Board of Directors of the Company or any Related Company, Executive shall within two business days after such termination of employment resign from the Board of Directors of the Company and from the board of directors of each and every Related Company, by delivering to the Company (and each Related Company, as applicable) a letter or other written communication addressed to the Board of Directors of the Company (and each Related Company, as applicable) stating that Executive is resigning from the Board of Directors of the Company (and each Related Company, as applicable) effective immediately.  A business day shall be any day other than a Saturday, Sunday, or federal holiday on which federal offices are closed.

8.                  Arbitration.  Except for injunctive proceedings against unauthorized disclosure of Confidential Information, any and all claims or controversies between the Company or any Related Company and Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement or the Policies; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association.  Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction over the Company and Executive.  The location of the arbitration shall be San Francisco, California.  Unless the Company or a Related Company and Executive mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS).  the Company, or a Related Company if the Related Company is a party to the arbitration proceeding, shall pay the arbitrator’s fees and costs.  Executive shall pay for Executive’s own costs and attorneys' fees, if any.  the Company and any Related Company that is a party to an arbitration proceeding shall pay for its own costs and attorneys' fees, if any.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees, the arbitrator may award reasonable attorneys' fees and costs to the prevailing party.

EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

9.                  Severability. In the event that any of the provisions of this Agreement or the Policies shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement or the Policies.  In the event that any provision relating to a time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

10.              Agreement Read and Understood. Executive acknowledges that Executive has carefully read the terms of this Agreement, that Executive has had an opportunity to consult with an attorney or other representative of Executive’s own choosing regarding this Agreement, that Executive understands the terms of this Agreement, and that Executive is entering this agreement of Executive’s own free will.

11.              Complete Agreement, Modification.  This Agreement is the complete agreement between Executive and the Company on the subjects contained in this Agreement.  This Agreement supersedes and replaces all previous correspondence, promises, representations, and agreements, if any, either written or oral with respect to Executive’s employment by the Company or any Related Company and any matter covered by this Agreement.  No provision of this Agreement may be modified, amended, or waived except by a written document signed both by the Company and Executive.

12.              Governing Law.  This Agreement shall be construed and enforced according to the laws of the State of California.

13.              Assignability.  This Agreement, and the rights and obligations of Executive and the Company under this Agreement, may not be assigned by Executive.  the Company may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of the Company's obligations under this Agreement.

14.              Survival.  This Section 14 and the covenants and agreements contained in Sections 4 and 6 of this Agreement shall survive termination of this Agreement and Executive's employment.

15.              Notices.  Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 15).

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement on the day and year first above written.

EXECUTIVE:

/s/Robert W. Peabody
Robert W. Peabody

Address:

LIFEMAP SOLUTIONS, INC.

By:	/s/Corey Bridges
Corey Bridges
Title:	Chief Executive Officer
Address:

EXHIBIT A

Job Title:  Chief Financial Officer

Description of Job and Duties:

Executive's duties shall include, but shall not be limited to:  (i) preparing and maintaining financial books, accounts, and related records of the Company and any subsidiaries, in accordance with generally accepted accounting standards; (ii) setting up and administering policies, procedures, and controls over financial reporting and disclosure to comply with the financial reporting and disclosure requirements of BioTime, Inc. (“BioTime”) (the indirect parent of the Company), the Company, and any subsidiaries under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other applicable laws and regulations, and to assure that all external reporting to third parties and all internal reporting within BioTime, the Company and its subsidiaries with respect to the operations of the Company and its subsidiaries is timely, proper, and accurate; (iii) preparing annual, quarterly and other interim financial statements and reports, including also such pro forma financial statements of the Company and its subsidiaries as may from time to time be required, for BioTime, the Company and its subsidiaries, in accordance with generally accepted accounting standards; (iv) preparing annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and all amendments thereto, and any other reports and filings as may be required under the Exchange Act or under any other Federal or state securities laws, or under the rules and regulations of any securities exchange on which securities issued by the Company or any subsidiary may be listed or may be traded; (v) communicating and cooperating with the independent registered accountants of BioTime or the Company and its subsidiaries in connection with any audit or review of the financial statements, records or accounts of BioTime, the Company or any subsidiary; (vi) setting up and administering policies, procedures, and financial controls as may be required for any grant financed project or under the terms of any agreement governing any project conducted by the Company or any subsidiary with any third party collaborator; (vii) maintaining or managing all accounts payable, accounts receivable, and payrolls for the Company and any subsidiaries; (viii) establishing and maintaining Company and subsidiary bank accounts and other accounts with financial institutions, and managing the deposit and withdrawal of funds therefrom; (ix) managing the investment of the Company and subsidiary cash, deposit accounts, certificates of deposit, securities, and similar assets; (x) preparing and filing registration statements, prospectuses, and other disclosure documents, applications, and reports under the Securities Act of 1933, as amended, and the securities laws of any state or foreign jurisdiction in connection with any offer, sale, purchase, exchange, tender offer, distribution, or acquisition of securities by the Company or any subsidiary; and (xii) such other duties as the Board of Directors, the Chairman of the Board, or the Chief Executive Officer may from time to time determine

Annual Base Salary:  $250,000

Company Stock Options:  Options to purchase 1% of the Company’s common stock under the Company’s Stock Option Plan, at such price per share and on such other terms and conditions consistent with the Plan as the Board of Directors determines.  Monthly vesting over a 4 year term.  10 year life on the option grant.  Another 1% incentive option to be based upon achieving certain agreed upon milestones, subject to approval of the Board of Directors of the Company of an executive bonus-stock program and Executive entering into the Company’s applicable standard form of employee stock option agreement.

PTO time available:   4 weeks annually

EXHIBIT B

California Labor Code Section 2870.

Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)                Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(i)             Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(ii)            Result from any work performed by the employee for his employer.

(b)                To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

PRIOR MATTERS

None